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EXHIBIT 21.1
Subsidiaries of ACL

American Commercial Barge Line LLC
American Commercial Lines Funding Corporation
American Commercial Lines International LLC
American Commercial Terminals LLC
American Commercial Terminals—Memphis LLC
ACBL Argentina, Ltd.
ACBL de Venezuela, C.A.
ACBL del Paraguay S.A.
ACBL Hidrovias S.A.
ACBL Hidrovias, Ltd.
ACBL Venezuela, Ltd.
ACL Capital Corp.
Bolivar Terminal Co., Inc.
Breen TAS LLC
Bullard TAS LLC
Cinco Holdings Ltd.
Corumba Holdings Ltd.
Global Materials Services LLC
Houston Fleet LLC
Jeffboat LLC
Lemont Harbor & Fleeting Services LLC
Louisiana Dock Company LLC
Orinoco TASA LLC
Orinoco TASV LLC
Puertos de la Hidrovia Ltd.
River Terminal Properties LP
Shelton TAS LLC
Waterway Communications System LLC

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EXHIBIT 21.1 Subsidiaries of ACL